Exhibit 5.1

ATTORNEYS AT LAW 111 Huntington Avenue
Boston, Massachusetts 02199
617.342.4000 TEL
617.342.4001 FAX
www.foley.com

August 29, 2018

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, Connecticut 06810

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated August 27, 2018 (the “Prospectus Supplement”), to the prospectus dated August 21, 2018 (the “Base Prospectus”), included as part of a Registration Statement on Form S-3, Registration No. 333-226792 (the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of 30,680 shares (the “Shares”) of the Company’s Series D Convertible Preferred Stock, $0.01 par value per share. Such Shares are being issued and sold pursuant to that certain Underwriting Agreement, dated August 27, 2018, by and between Oppenheimer & Co. Inc. (the “Underwriter”) and the Company (the “Underwriting Agreement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       The Certificate of Incorporation of the Company, as amended (the “Charter”), including, without limitation, the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of the Company (the “Certificate of Designations”) certified by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”);

2.       The Amended and Restated By-laws of the Company, certified as of the date hereof by the Secretary of the Company;

3.       Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof relating to the registration, sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company (the “Resolutions”);

4.       A certificate of the Delaware Secretary of State as to the good standing of the Company, dated as of a recent date;

5.       A certificate executed by an officer of the Company, dated as of the date hereof; and

AUSTIN	DETROIT	MEXICO CITY	SACRAMENTO	TAMPA
Boston	houston	MIAMI	SAN DIEGO	WASHINGTON, D.C.
CHICAGO	JACKSONVILLE	MILWAUKEE	SAN FRANCISCO	BRUSSELS
dallas	LOS ANGELES	NEW YORK	SILICON VALLEY	TOKYO
DENVER	MADISON	ORLANDO	TALLAHASSEE

August 29, 2018

6.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so, and that each of the parties executing any of the Documents have duly and validly done so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

4.       The Company will issue the Shares in accordance with the Resolutions and, prior to the issuance of any Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued Shares. As of the date hereof, the Company has available for issuance, under the Charter, the requisite number of authorized but unissued Shares for the issuance of the Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that (i) following payment for the Shares as contemplated by the Resolutions and pursuant to the terms of the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable and (ii) the shares of Common Stock, par value $0.0001 per share, issuable upon conversion of the Shares, when and if issued upon conversion of the Shares in accordance with the Company’s Charter and the Certificate of Designations, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited solely to the Delaware General Corporation Law, as amended, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules, or regulations. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Delaware. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

August 29, 2018

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the use of the name of our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP